Exhibit 99.1

PositiveID Corporation Releases Financial Results for Q1 2010

Quarterly Revenues Increase Significantly

Company’s Cash Position Improves to $5.9 Million with No Debt

DELRAY BEACH, FL – May 10, 2010 – PositiveID Corporation ("PositiveID" or the “Company”) (NASDAQ: PSID) announced that it has reported financial results for the quarter ended March 31, 2010, its first full quarter of operations since its acquisition of Steel Vault Corporation in November 2009 and the resulting name change to PositiveID. The Company reported revenues of $673,000 for the first quarter of 2010, compared to revenues of $8,000 for the first quarter of 2009.

As of May 10, 2010 the Company has cash of $5.9 million, inclusive of the first tranche (gross proceeds of $2.3 million) of the recently announced $4.2 million non-convertible preferred stock purchase agreement with Socius Technology Capital Group. PositiveID has no debt.

The Company believes that with its cash on hand and access to further working capital, it is positioned to continue the development of all of its HealthID products, including its non-invasive glucose monitoring products, iGlucose real-time diabetes management system, rapid virus detection system, and its HealthLink personal health record.

The majority of the increase in revenue in the first quarter of 2010 compared to the first quarter of 2009 resulted from sales of the Company’s identity security products through its subsidiary, NationalCreditReport.com.

Scott R. Silverman, Chairman and CEO of PositiveID, said, “As we continue to move ahead with the development of our HealthID product portfolio, we believe our strategic direction is well defined and the time has come to initiate quarterly results press releases. We have a strong balance sheet and expect to continue to build our HealthID business, focusing on rapid and unique medical testing devices for both humans and animals.”

About PositiveID Corporation

PositiveID Corporation develops and markets healthcare and information management products through its RFID-based diagnostic devices and identification technologies, and its proprietary disease management tools. PositiveID operates in two main divisions: HealthID and ID Security. For more information on PositiveID, please visit www.PositiveIDCorp.com.

Statements about PositiveID’s future expectations, including the likelihood that with its cash on hand and access to further working capital, it is positioned to continue the development of all of its HealthID products, including its non-invasive glucose monitoring products, iGlucose real-time diabetes management system, rapid virus detection system, and its HealthLink personal health record, the Company’s ability to maintain the growth within its ID Security business, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID’s actual results could differ materially from expected results. These risks and uncertainties include the Company’s ability to fund and develop its HealthID products, the Company’s ability to maintain the growth within its ID Security business, as well as certain other risks. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on March 19, 2010 and the Company's 10-Q filed on May 6, 2010, under the captions “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Allison Tomek

561-805-8000

atomek@positiveidcorp.com

Dan Schustack

CEOcast

212-732-4300

dschustack@ceocast.com

PositiveID Corporation

Unaudited Condensed Consolidated Statements of Operations and Cash Flow Data

(Amounts in thousands except per share data)

(all amount in 000s)
	Three Months Ended March 31,
	2010	2009

Revenue	$ 673	$ 8
Cost of Sales	216	-
Gross Profit	457	8
Gross Margin	67.9%	100.0%
Operating Expenses:
Selling, G&A	3,780	1,370
Research and Development	538	-
Total operating expenses	4,318	1,370

Operating loss	(3,861)	(1,362)

Total other income/(expense)	(99)	12

Net loss attributable to common stockholders	$ (3,960)	$ (1,350)

Condensed Cash Flow Data:
Net Cash Used in Operating Activities	$ (1,812)	$ (1,014)
Net Cash Used in Investing Activities	(19)	(4)
Net Cash Provided by Financing Activities	319	-
Net Decrease in Cash	$ (1,512)	$ (1,018)

PositiveID Corporation

Unaudited Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

(all amount in 000s)	3/31/2010	12/31/2009
Assets
Current assets:
Cash and cash equivalents	$ 4,911	$ 6,423
Other current assets	261	193
Total current assets	5,172	6,616

Property and equipment, net	133	122
Goodwill	2,450	4,200
Intangibles	1,212	-
Other Assets	34	34
Total assets	$ 9,001	$ 10,972

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 658	$ 576
Accrued expenses and other liabilities	1,008	865
Total current liabilities	1,666	1,441

Total stockholders’ equity	7,335	9,531
Total liabilities and stockholders’ equity	$ 9,001	$ 10,972